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                                                                    Exhibit 10.7

                                                     C    O    G    E    N     T
--------------------------------------------------------------------------------
                                        C  O  M  M  U  N  I  C  A  T  I  O  N  S


                                                  1015 31st Street, NW Suite 330
                                                            Washington, DC 20007
                                                               Tel: 202-295-4201
                                                               Fax: 202-338-8798
May 23, 2000

Mr. William R. Currer
*********
*********

Dear Bill:

Cogent Communications is offering William R. Currer the position of President and Chief Operating Officer (COO), reporting to the Chairman and CEO. The current cash compensation for this position will be a base salary of $300,000. Salary will be paid semimonthly.

In addition to the cash compensation you receive, Cogent will issue 600,000 shares of options to purchase common equity in the company at a strike price of $1.00. 100% of these options will vest quarterly over a 4 year period. Based upon the targeted capitalization of the company, there are 49.5 million shares outstanding.

By joining Cogent at this time, you will make a one-time purchase of approximately 21,978 shares of Series B Preferred stock at a price of $4.55, resulting in a total purchase price of approximately $100,000.

Cogent will periodically perform employee evaluations at minimum intervals of 12 months commencing within 18 months of your employment. These reviews will be utilized to evaluate your compensation package relative to the market for similar level professionals at organizations of comparable stage of development and market opportunity to Cogent. The findings of these reviews will be submitted to the company's compensation committee for final decision and appropriate compensation adjustments.

In the event of Constructive Termination or Termination Without Cause, you will receive one year's salary against $300,000, six months of benefits coverage, all vested shares and shares to be vested in the quarter of termination. In the event of a Change of Control and Termination Without Cause or Constructive Termination, in addition to the above mentioned conditions, you will receive 50% of your unvested shares at the $1.00 strike price.

As a member of the Cogent team, you will be entitled to company funded health care insurance, dental coverage, and life insurance. The company will also implement a 401k retirement plan that will be corporately administered, however, it will require individual contributions on a non-matching basis by individual participants. Cogent is prepared to offer 3 weeks of paid vacation. Additionally, the company will implement 6 fixed major holidays and there will be 1 discretionary floating holiday to be chosen from other less recognized holidays.

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In order to compensate you for moving and travel expenses associated with this position, Cogent proposes a $65,000 travel and moving budget with a commitment on your part to relocate your principal residence to the company's headquarter location in Washington, DC within 12 months. During the intervening period, you are committed to spending 5 days per week at the company's headquarters and bearing all travel and lodging expenses associated with that commitment from the above mentioned budget.

Upon acceptance of this offer of employment, you will be required to sign a non-compete and non-disclosure agreement with the company. Your proposed start date is June 19th, 2000 or at a date mutually agreed upon by you and the company.

We look forward to having you join our team and build the most advanced next generation network for high speed Internet services. This offer remains in effect through May 29th, 2000 at 10:00 am. If you have any further questions, please give me a call at 202-295-4201.

Sincerely,



Dave Schaeffer



Agreed and Accepted



                  /s/                              8/24/00
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William R. Currer                           Date